EXHIBIT 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 31, 2025

among

PEDEVCO CORP.

as Borrower,

CITIBANK, N.A.,

as Administrative Agent,

and

the Lenders party hereto

Citibank, N.A. and Fifth Third Bank, National Association,

As Joint Lead Arrangers

Citibank, N.A.,

 as Sole Book Runner

Zions Bancorporation, N.A. dba Amegy Bank,

As Documentation Agent

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts and Elected Commitments
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Solvency Certificate
Exhibit F	Security Instruments
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; non-partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; non-partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; partnerships)
Exhibit I	Form of Elected Commitment Increase Certificate
Exhibit J	Form of Additional Lender Certificate

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.12	Insurance
Schedule 7.14	Subsidiaries
Schedule 7.16	Organizational Information
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing of Production
Schedule 7.22	Swap Agreements
Schedule 9.05	Investments

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 31, 2025, is among PEDEVCO CORP., a Texas corporation (the “Borrower”), each of the Lenders from time to time party hereto and CITIBANK, N.A. (in its individual capacity, “Citibank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. The parties hereto previously entered into that certain Credit Agreement dated as of September 11, 2024 (the “Existing Credit Agreement”), among the Borrower, the Administrative Agent, and the lenders party thereto.

B. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf and each Issuing Bank provide Letters of Credit, and the Lenders have indicated their willingness to lend and each Issuing Bank has indicated its willingness to issue Letters of Credit, in each case subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acquired Company” has the meaning specified in the definition of “Juniper Merger Agreement.”

“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(G).

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and any other agent or sub-agent pursuant to Section 11.05 appointed by the Administrative Agent with respect to matters related to the Loan Documents.

“Agent Parties” has the meaning assigned to such term in Section 12.01(d)(ii).

“Aggregate Elected Commitment Amount” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(b) or Section 2.06(c). As of the Effective Date, the Aggregate Elected Commitment Amount is $120,000,000.

“Aggregate Maximum Credit Amounts” means, at any time, an amount equal to the sum of the Maximum Credit Amounts in effect at such time, as the same may be reduced or terminated pursuant to Section 2.06.  As of the Effective Date, the Aggregate Maximum Credit Amounts of the Lenders are $250,000,000.

“Agreement” means this Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified, supplemented, restated, replaced or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1.0% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any date, with respect to any ABR Loan or SOFR Loan, or with respect to the Commitment Fee Rate, the applicable rate per annum set forth below based upon the Utilization Percentage then in effect:

Utilization Percentage	<25%	≥25% and <50%	≥50% and <75%	≥75% and <90%	≥90%
ABR Loans	2.00%	2.25%	2.50%	2.75%	3.00%
SOFR Loans	3.00%	3.25%	3.50%	3.75%	4.00%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change in the Utilization Percentage and ending on the date immediately preceding the effective date of the next such change, provided, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then until delivery of such Reserve Report, the “Applicable Margin” shall mean the rate per annum set forth on the grid when the Utilization Percentage is at its highest level.

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“Applicable Percentage” means, with respect to any Lender, at any time, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount; provided that when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Lender’s Maximum Credit Amount) represented by such Lender’s Maximum Credit Amount.  The initial Applicable Percentage of each Lender is set forth on Annex I.

“Approved Counterparty” means (a) any Secured Swap Provider, (b) BP Energy Corporation (or any of its Affiliates or successors), (c) Citadel Energy Marketing LLC (or any of its Affiliates or successors), (d) EDF Trading North America, LLC (or any of its Affiliates or successors), (e) NextEra Energy Resources (or any of its Affiliates or successors), (e) Cargill, Incorporated (or any of its Affiliates or successors), (f) any other Person whose (or whose credit support provider’s) long term senior unsecured debt rating at the time a particular Swap Agreement transaction is entered into is A- or A3 by S&P or Moody’s (or their equivalent), respectively, or higher, or (g) any other Person that has been approved by the Required Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) DeGolyer and MacNaughton, (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company Petroleum Consultants, L.P., and (e) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means collectively, Citibank, N.A., in its capacity as a lead arranger and bookrunner hereunder, and Fifth Third Bank, National Association, in its capacity as a lead arranger hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect.

“Assignee” has the meaning assigned to such term in Section 12.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the total Commitments of the Lenders at such time, minus (b) the total Revolving Credit Exposures of the Lenders at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Free Cash Flow” means, as of any time of calculation thereof, the amount equal to: (a) Free Cash Flow as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) or (b) (such date, a “Reporting Date”), minus (b) the sum of the aggregate amount of Restricted Payments made under Section 9.04(d) that have occurred since the first day of the applicable Measurement Period through and including the time of calculation.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

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“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

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For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BOE” shall mean the volumetric equivalent of six mcf of wellhead natural gas, three barrels of natural gas liquids or one barrel of oil.

“Borrower Materials” has the meaning specified in Section 12.01(e).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period made by the Lenders.

“Borrowing Base” means at any time an amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to the Borrowing Base Adjustment Provisions.

“Borrowing Base Adjustment Provisions” means Section 2.07(e), Section 8.13(c) and Section 9.11(e) and any other provisions hereunder which adjust the amount of the Borrowing Base.

“Borrowing Base Deficiency” occurs if, at any time the total Revolving Credit Exposures exceed the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency at such time is the amount by which the total Revolving Credit Exposures of all Lenders at such time exceeds the Borrowing Base in effect at such time.

“Borrowing Base Properties” means the Oil and Gas Properties of the Loan Parties to which Proved Reserves are attributed that are included in the Initial Reserve Report and thereafter in the most recently delivered Reserve Report delivered pursuant to Section 8.12.

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“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of Texas or New York or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capital Leases” means, in respect of any Person, all leases that are or should be, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement, and any lease that was treated as a capital lease under GAAP at the time it was entered into that later becomes an operating lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as a capital lease for all purposes under this Agreement.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent (in a manner reasonably satisfactory to the Administrative Agent, which may require such deposit to be made into a controlled account), for the benefit of any Issuing Bank or the Lenders, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house services, return items, interstate depository network services, electronic funds transfer services, lockbox services and stop payment services), (c) any other demand deposit or operating account relationships and (d) any other cash management services, including for collections and for operating, payroll and trust accounts of the Borrower or any of the Borrower’s Subsidiaries.

“Cash Receipts” means all cash received by or on behalf of the Borrower or any Subsidiary, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any Subsidiary; (c) proceeds from Loans; and (d) any other cash received by or on behalf of the Borrower or any Subsidiary from whatever source (including amounts received in respect of any Swap Termination and amounts received in respect of any disposition of Property).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Loan Party.

“CERCLA” has the meaning assigned to such term within the definition of “Environmental Laws.”

“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Control Group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of the greater of (i) 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis and (ii) the percentage of the Equity Interests of the Borrower entitled to vote for members of the board of directors or other equivalent governing body of the Borrower owned in the aggregate by the Control Group (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citibank” has the meaning assigned to such term in the preamble hereto.

“Code” means the Internal Revenue Code of 1986 as amended from time to time and any successor statute, and the regulations promulgated thereunder.

“Collateral” means the Mortgaged Properties and all other Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Instrument.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make or continue Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such obligation may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b), or (c) otherwise modified pursuant to the terms of this Agreement. The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base, and (iii) such Lender’s Elected Commitment.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and any regulations promulgated thereunder.

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“Communications” has the meaning assigned to such term in Section 12.01(d)(ii).

“Compliance Certificate” shall have the meaning set forth in Section 8.01(c).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.02 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Balance” means, at any time, the aggregate amount of cash and cash equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case held by the Borrower and its Subsidiaries.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any Test Period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such Test Period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such Test Period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such Test Period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling of interests transaction for any Test Period prior to the date of such transaction; (d) any extraordinary non-cash gains or losses during such Test Period; (e) non-cash gains or losses under FASB ASC Topic 815 resulting from the net change in mark to market portfolio of commodity price risk management activities during that Test Period; and (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Control Group” means (a) Dr. Simon G. Kukes, (b) The SGK 2018 Revocable Trust, a Texas family trust, or any other trust created for the benefit of Dr. Simon G. Kukes and his family members, (c) upon the death of Dr. Simon G. Kukes or, in the case of his incompetency or disability for purposes of the protection and management of his assets, any of his heirs and devisees that are approved in writing by the Majority Lenders in their reasonable discretion., (d) Juniper Capital II, L.P., Juniper Capital III, L.P., Juniper NPR Partners, L.P., Juniper North Peak Partners, L.P. or an entity wholly owned by any of the foregoing, and (e) any of Century Natural Resources, LLC, Boomtown Oil II, LLC and their respective direct or indirect partners, shareholders, members, employees or other holders of other equity interests of such entity.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 12.19.

“Current Ratio” means, as of any date, with respect to the Borrower, its ratio of (i) consolidated current assets as of such date (including the unused amount of the total Commitments, but excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities as of such date (excluding non-cash obligations under ASC 815, reclamation obligations to the extent classified as current liabilities under GAAP, and current maturities under this Agreement).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, made more than one month in advance of the month in which the commodities, goods or services are to be delivered other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (n) net obligations of such Person under any Swap Agreement. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Debt shall not include (i) liabilities resulting from endorsements of instruments for collection in the ordinary course of business, or (ii) accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services that are not more than one hundred twenty (120) days past the date of invoice or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, and (iii) Debt associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum (provided that, with respect to a SOFR Loan, the determination of the applicable interest rate is subject to Section 2.04(e) to the extent that Loans may not be converted to, or continued as, SOFR Loans, pursuant thereto) and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR Loans in the case of overdue interest or fee plus 2.00% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 4.05(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.05(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender.

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“Deficiency Notification Date” has the meaning assigned to such term in Section 3.04(c)(ii).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia provided that a Subsidiary of a Foreign Subsidiary is not a Domestic Subsidiary.

“EBITDAX” means, for any Test Period, the sum of Consolidated Net Income for such Test Period plus (a) the following expenses or charges to the extent deducted from Consolidated Net Income in such Test Period: (i) interest, (ii) income and franchise taxes (including Texas margin or gross receipts taxes), (iii) depreciation, depletion, and amortization expenses, (iv) exploration expenses, (v) (A) Transaction costs and charges incurred through and including the Effective Date, and (B) thereafter, transaction costs, expenses and charges with respect to any acquisition or disposition of Oil and Gas Properties or with respect to the Transactions in an aggregate amount not to exceed $2,000,000 for such period and (vi) other similar noncash charges (including expenses relating to stock based compensation, hedging, ceiling test impairments, etc.) minus (b) all noncash income added to Consolidated Net Income. For the avoidance of doubt, EBITDAX shall not include any unrealized mark-to-market hedging gains or losses.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 2.06(b) or Section 2.06(c) and (b) modified from time to time pursuant to assignments in accordance with Section 12.04(b).

“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (insofar as either may be affected by a Release of, or exposure to, Hazardous Materials) the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Natural Gas Pipeline Safety Act of 1968, as amended, the Hazardous Liquid Pipeline Safety Act of 1979, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“EPM Participation Agreement” means that certain Participation Agreement, dated as of September 12, 2023 between Borrower and Evolution Petroleum Corporation, as amended, restated, supplemented or otherwise modified as of the Effective Date, and as further amended, restated, supplemented or otherwise modified from time to time, provided that such modifications after the Effective Date shall not be materially adverse to the Lenders.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 11.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.12(d)(i).

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“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.12(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.12(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.12(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law or otherwise in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, arising in the ordinary course of business, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Federal Reserve Board and no such deposit account is intended by the Borrower or any Subsidiary to provide collateral to the depository institution (other than pursuant to the Loan Documents); (f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure (either directly, or indirectly by securing letters of credit that in turn secure) performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of governmental benefits or insurance and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money, and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further, that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

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Provisions in the Loan Documents allowing Excepted Liens or other permitted liens on any item of Property shall be construed to allow such Excepted Liens and other permitted liens also to cover any improvements, fixtures or accessions to such Property and the proceeds of such Property, improvements, fixtures or accessions.

“Excess Cash” means the Consolidated Cash Balance (other than cash collateral in respect of Letters of Credit held by the Administrative Agent pursuant to Section 2.08(j)) in excess of the Excess Cash Threshold at any time, net of and reduced by, without duplication, (i) any cash constituting proceeds from an issuance of Equity Interests (other than Disqualified Capital Stock) of, or additional equity contributions to, the Borrower (such amounts described in this clause (i), “Cash Equity Proceeds”); provided that any such Cash Equity Proceeds in this clause (i) shall not be included in the netting and reduction above after ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) following the receipt by the Borrower of such Cash Equity Proceeds, (ii) the amount of cash set aside to pay amounts then due and owing to unaffiliated third parties, (iii) any cash for which the Loan Parties have issued checks or initiated wires or ACH transfers (or will, within ten (10) Business Days, issue checks or initiate wires or ACH transfers, (iv) any cash constituting purchase price deposits held in escrow by or on behalf of any Loan Party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, and (v) cash held in (A) cash collateral accounts with respect to Letters of Credit, performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of governmental benefits or insurance and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money, (B) trust accounts held and used exclusively for the payment of taxes of the Loan Parties, (C) suspense or trust accounts held and used exclusively for royalty and working interest payments owing to unaffiliated third parties, (D) accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Loan Parties or any other their subsidiaries, and (E) escrow accounts and other accounts held and used in connection with like-kind exchanges within the meaning of Section 1031 of the Code.

“Excluded Accounts” means (a) any deposit account, commodity account or securities account so long as the balance in each such account, individually, does not exceed $100,000 at any time and the aggregate balance of all such deposit accounts, commodity accounts and securities accounts does not at any time exceed $250,000, (b) any deposit account that is a zero balance account or a deposit account for which the balance of such deposit account is transferred at the end of each date to a deposit account that is not an Excluded Account, (c) any other deposit accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of the Loan Parties or any of their subsidiaries and (d) any other deposit account, commodity account or securities account that is pledged to a third party to the extent such Lien is permitted by the Loan Documents.

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“Excess Cash Threshold” means, at any time, the greater of (a) $20,000,000 and (b) 10% of the Borrowing Base then in effect.

“Excluded Swap Obligation” means any obligation of any Guarantor to pay or perform under any Swap Agreement, if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable Governmental Requirement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to any Recipient’s failure to comply with Section 5.03(g), and (d) any United States federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means, collectively, any fee letter, supplemental fee letter or other agreement in writing with respect to fees in connection with the Loan Documents, in each case, by and among the Borrower, the Administrative Agent and any Arranger or other party thereto, including without limitation that certain Fee Letter dated as of the Effective Date, between the Borrower and the Administrative Agent.

“Financial Officer” means, for any Person, the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

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“fiscal quarter” means each fiscal quarter ending on the last day of each March, June, September and December.

“fiscal year” means each fiscal year of the Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004, and (e) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Free Cash Flow” means, without duplication, with respect to any time of calculation thereof, the sum of the following as of the most recent Reporting Date for the four fiscal quarter period then ended (the “Measurement Period”): (a) EBITDAX for such four fiscal quarter period, minus (b) the increase (or plus the decrease) in non-cash working capital (excluding, for the avoidance of doubt, non-cash assets and non-cash obligations in each case under ASC 815) for each fiscal quarter in such period from the prior fiscal quarter, minus (c) the sum, without duplication, of the amounts for such four fiscal quarter period of (i) voluntary and scheduled cash repayments of Debt (other than the Loans) which cannot be reborrowed pursuant to the terms of such Debt, (ii) capital expenditures paid in cash, (iii) consolidated interest expense paid in cash, (iv) taxes paid in cash, (v) exploration expenses paid in cash, (vi) Restricted Payments made in cash (other than to any Loan Party to the extent permitted under this Agreement) during such period (other than those made in reliance on Available Free Cash Flow pursuant to Section 9.04(d)), (vii) Investments made in cash during such period (other than to any Loan Party thereof to the extent permitted under this Agreement), and (viii) to the extent not included in the foregoing, all other cash amounts and all non-cash items that otherwise served to increase EBITDAX for such four fiscal quarter period; provided that, in the case of each of clauses (c)(i), (c)(ii) and (c)(v) of this definition, such amounts will not be deducted for purposes of calculating Free Cash Flow to the extent financed with proceeds of the issuance of Equity Interests of Borrower that are used for such purposes within ninety (90) days following the receipt by such Borrower of such proceeds.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

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“GAAP” means, subject to Section 1.05, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means each Subsidiary that guarantees the Secured Obligations (including pursuant to Section 6.01, Section 8.14(b), or otherwise).

“Guaranty Agreement” means an agreement executed by the Guarantors in the form and substance acceptable to Administrative Agent, unconditionally guaranteeing on a joint and several basis, payment of the Secured Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste (including drilling fluids and any produced water), crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious materials or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower or any Subsidiary, as the context may require.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom.

“Illegality Notice” has the meaning specified in Section 5.05.

“Increasing Lender” has the meaning assigned to such term in Section 2.06(c)(i).

AMENDED AND RESTATED CREDIT AGREEMENT - Page 19

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Information” has the meaning assigned to such term in Section 12.12.

“Initial Reserve Report” means, collectively, the report of the Borrower prepared internally under the supervision of the chief engineer of the Borrower with respect to the Oil and Gas Properties of the Loan Parties dated as of October 1, 2025, including without limitation the Juniper Combination Assets.

“Initial Swap Agreements” has the meaning assigned to such term in Section 8.19(a).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.03(b)(iv) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or any agreement to make any such acquisition; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

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“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) Citibank, N.A. and (b) and each Lender approved by the Administrative Agent and reasonably satisfactory to, or requested by, the Borrower that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“January 1 Reserve Report” has the meaning assigned to such term in Section 8.12(a).

“Juniper Combination” means the business combination contemplated by the Juniper Merger Agreement, including without limitation, (i) the mergers described in Section 2.1 of the Juniper Merger Agreement whereby each of the resulting NPOG Surviving Entity (as defined therein) and the COG Surviving Entity (as defined therein) will each be a direct, wholly owned Subsidiary of the Borrower, each with such property, rights, privileges, immunities, powers and franchises vested therein as set forth in the Juniper Merger Agreement, (ii) the organizational documents of each of the Borrower and each Acquired Company will be amended as set forth in Section 2.4 of the Juniper Merger Agreement, and (iii) the directors, officers, governance and Equity Interests of the Borrower and each of the Acquired Companies will be adjusted or re-organized in accordance with the Juniper Merger Agreement.

“Juniper Combination Assets” means the Oil and Gas Properties and other assets and properties of the Acquired Companies that will become Subsidiaries of the Borrower pursuant to the Juniper Combination Documents.

“Juniper Combination Documents” means (a) the Juniper Merger Agreement and (b) all conveyances, assignments, bills of sale, agreements, instruments and documents executed and delivered in connection therewith, as amended, supplemented or otherwise modified from time to time.

“Juniper Merger Agreement” means the Agreement and Plan of Merger dated as of October 31, 2025 by and among PEDEVCO Corp., as the Parent (as defined therein), NP Merger Sub, LLC, a Delaware limited liability company, as the First Merger Sub (as defined therein) of the Parent, CPG Merger Sub, LLC, a Delaware limited liability company, as the Second Merger Sub (as defined therein) of the parent, North Peak Oil & Gas, LLC, a Delaware limited liability company (“NPOG”), Century Oil and Gas Sub-Holdings, LLC, a Delaware limited liability company (“COG” and, together with NPOG, each, an “Acquired Company” and, collectively, the “Acquired Companies”), and North Peak Oil & Gas Holdings, LLC, a Delaware limited liability company, for the specific purposes set forth therein, as the Members’ Representative (as defined therein).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

AMENDED AND RESTATED CREDIT AGREEMENT - Page 21

“LC Commitment” at any time means the greater of (a) $15,000,000 or (b) 10% of the Borrowing Base then in effect.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time of determination, the sum of (a) the aggregate amount available to be drawn of all outstanding Letters of Credit at such time (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to any Letter of Credit.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations that burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Loan Parties shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and any other agreement entered into, now or in the future, in connection with this Agreement.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, two or more Lenders having greater than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, two or more Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participations interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

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“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Borrower to perform its obligations under any Loan Document, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent, any other Agent, any Issuing Bank or any Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Loan Party in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value thereof.

“Maturity Date” means October 31, 2029.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06 or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Measurement Period” has the meaning given such term in the definition of “Free Cash Flow”.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) if the Borrower agrees to deliver Cash Collateral consisting of Property other than cash or deposit account balances, an amount determined by the relevant Issuing Bank in its sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Loan Parties for the benefit of the Secured Parties as security for the Secured Obligations, together with any assumptions or assignments of the obligations thereunder by any Loan Party, and “Mortgages” shall mean all of such Mortgages collectively.

“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” means a Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

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“Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Net Debt as of such date to (b) EBITDAX for the Test Period most recently ended.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.02 and (ii) has been approved by the Required Lenders.

“Non-U.S. Lender” means a Lender, with respect to the Borrower, that is not a U.S. Person.

“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; provided that the Oil and Gas Properties shall not include any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Insurance Regulations). Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” means Oil and Gas Properties of the Borrower or any Subsidiary, as the context may require.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Participant” has the meaning assigned to such term in Section 12.04(c).

“Participant Register” has the meaning assigned to such term in Section 12.04(c).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning assigned to it in Section 11.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Tax Distribution” means, with respect to any taxable period during which the Borrower is a pass-through entity for United States federal income tax purposes (including, for the avoidance of doubt, a disregarded entity not treated as separate from its owner) Restricted Payments to holders of equity in the Borrower such that each such equity holder receives an amount from such Restricted Payment necessary to enable such equity holder to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of the Borrower with respect to such taxable period (assuming that each such equity holder is subject to tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any such equity holder for such taxable period and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), the alternative minimum tax, any cumulative net taxable loss of the Borrower for prior taxable periods to the extent such loss is of a character that would allow such loss to be available to such equity holders to reduce such attributable taxes of such equity holders in the current taxable period (taking into account any limitations on the utilization of such loss by such equity holders to reduce such attributable taxes and assuming such loss had not already been utilized) and the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income).

AMENDED AND RESTATED CREDIT AGREEMENT - Page 25

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) ”Developed Producing Reserves”, (b) ”Developed Non-Producing Reserves” or (c) ”Undeveloped Reserves”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 12.01(e).

“PV-9” means, on any date of determination, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Loan Parties’ collective interests in such Proved Reserves during the remaining expected economic lives of such reserves, calculated in accordance with the most recent bank price deck provided to the Borrower by the Administrative Agent.

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“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 12.19.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty agreement or the grant of the relevant Lien becomes effective or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder.

“RCRA” has the meaning assigned to such term within the definition of “Environmental Laws.”

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, or (c) the Issuing Bank, or any combination thereof (as the context requires).

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Removal Effective Date” has the meaning set forth in Section 11.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Reporting Date” has the meaning given such term in the definition of “Available Free Cash Flow”.

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“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, two or more Lenders having at least sixty-six and two thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, two or more Lenders holding at least sixty-six and two thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date in the event of an Interim Redetermination), the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties located in the United States of America, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon economic assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Reserve Report Certificate” has the meaning set forth in Section 8.12(c).

“Resignation Effective Date” has the meaning set forth in Section 11.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

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“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Cash Management Agreement” means an agreement related to Cash Management Services between (x) any Loan Party and (y) a Secured Cash Management Provider.

“Secured Cash Management Provider” means, with respect to any agreement related to Cash Management Services, a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent who is the counterparty to any such agreement related to Cash Management Services.

“Secured Obligations” means any and all amounts owing or to be owing by any Loan Party (x) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document, (y) to any Secured Swap Provider under any Secured Swap Agreement or Secured Cash Management Provider under any Secured Cash Management Agreement and (z) all renewals, extensions and/or rearrangements of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); provided that solely with respect to any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Secured Obligations” owing by such Guarantor.

“Secured Parties” means, collectively, the Administrative Agent, each Lender, each Issuing Bank, each Secured Cash Management Provider, each Secured Swap Provider, each Indemnitee, each other Agent, and any other Person owed Secured Obligations and “Secured Party” means any of them individually.

“Secured Swap Agreement” means a Swap Agreement between (x) any Loan Party and (y) a Secured Swap Provider.

“Secured Swap Provider” means, with respect to any Swap Agreement, (a) a Lender or an Affiliate of a Lender who is the counterparty to any such Swap Agreement with a Loan Party and (b) any Person who was a Lender or an Affiliate of a Lender at time when such Person entered into any such Swap Agreement who is a counterparty to any such Swap Agreement with a Loan Party.

“Securities Act” means the Securities Act of 1933.

“Security Instruments” means the Guaranty Agreement, Mortgages and any security agreements, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit F, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, the other Loan Parties or any other Person (other than Swap Agreements with Secured Swap Providers or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

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“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvent” means, as to any Loan Party as of any date of determination, that on such date (a) the fair value of the property of the Borrower and the other Loan Parties, taken as a whole, (at fair valuation, and after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) is, on the date of determination, is greater than the total amount of Debt of the Borrower and the Loan Parties on a consolidated basis, (b) such Loan Party does not intend to, and does not believe that it will, incur Debt beyond such Person’s ability to pay such Debt (after taking into account the timing and amounts of cash it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt matures and (c) such Loan Party is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Loan Party's property would constitute an unreasonably small capital.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning assigned to such term in Section 12.19.

“Swap Agreement” means any agreement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement. Notwithstanding the foregoing, solely for purposes of Section 9.17, the term “Swap Agreement” shall be deemed to exclude any purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which neither the Borrower nor any Restricted Subsidiary has any payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into.

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“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swap Termination” means any Swap Agreement, which has been given value in the then effective Borrowing Base, (a) is terminated, unwound or monetized, or (b) is not fully performed for any reason by the counterparty thereto (unless such counterparty is a non-Defaulting Lender or an Affiliate of a non-Defaulting Lender).

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

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provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Test Period” means, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement.

“Threshold Amount” means an amount equal to the greater of (a) $1,000,000 and (b) five percent (5%) of the Borrowing Base then in effect.

“Total Debt” means, as of any date of determination, all Debt of the Borrower and its Consolidated Subsidiaries on a consolidated basis.

“Total Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Total Debt of Borrower and its Subsidiaries as of such date, to (b) the sum of (i) the total consolidated shareholders’ equity of Borrower and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP as of such date, plus (ii) Total Debt of Borrower and its Subsidiaries as of such date.

“Total Net Debt” means, as of any date of determination, (a) Total Debt, minus (b) the lesser of (i) unrestricted cash and cash equivalents of the Loan Parties on such date and (ii) $20,000,000.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the execution, delivery and performance by the Borrower of the Juniper Combination Documents and consummation by the Borrower of the Juniper Combination, the Borrower’s grant of the security interests and provision of collateral under the Security Instruments, and Borrower’s grant of Liens on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments, and (b) each other Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty Agreement by such Loan Party and such Loan Party’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments.

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“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g).

“Utilization Percentage” means, as of any day, the fraction expressed as a percentage equal to (a) the sum of the Revolving Credit Exposures of the Lenders on such day, divided by (b) the total Commitments of the Lenders on such day.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower, the Guarantors and/or one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Term SOFR Loan” or a “SOFR Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” and “until” means “to but excluding” and the word “through” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms; Changes in GAAP.

(a) Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 8.01(a) and 8.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, (i) unless otherwise expressly stated, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations, and (ii) for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

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Section 1.06 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.07 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any comparable, successor or replacement rate thereto.

Section 1.08 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03 and Section 5.04(b), each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

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(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five (5) SOFR Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. If requested by a Lender, the Loans made by such Lender shall be evidenced by a single Note of the Borrower, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, or (iii) increases or decreases its Elected Commitment or Maximum Credit Amount for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise) or becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amount pursuant to Section 2.06(c), as of the effective date of such increase or decrease, as applicable, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. Upon request from a Lender, in the event that any such Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by such Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a SOFR Borrowing, not later than 11:00 a.m., Houston, Texas time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic communication to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower, it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

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(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) (A) the amount of the then effective Borrowing Base, (B) the amount of the then effective Aggregate Elected Commitment Amount, (C) the current total Revolving Credit Exposures (without regard to the requested Borrowing) and (D) the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and

(vii) the Consolidated Cash Balance and the amount of Excess Cash (without regard to the requested Borrowing) and the pro forma Consolidated Cash Balance and the amount of Excess Cash (giving pro forma effect to the requested Borrowing and any use of proceeds thereof on the date such requested Borrowing will be funded).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation (1) that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments and (2) that after giving pro forma effect to the requested Borrowing and any use of proceeds thereof on the date such requested Borrowing will be funded, the Loan Parties shall not have any Excess Cash.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic communication to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

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(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and Section 2.04(c)(iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to the Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective) and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by the Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

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(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts; Increase and Reduction of Aggregate Elected Commitment Amount.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amount is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(b), the total Revolving Credit Exposures would exceed the total Commitments, and (C) upon any reduction of the Aggregate Maximum Credit Amount that would otherwise result in the Aggregate Maximum Credit Amounts being less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal the Aggregate Maximum Credit Amounts as so reduced.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any election by the Borrower to terminate or reduce the Aggregate Maximum Credit Amounts pursuant to a notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) may be made to be contingent upon the consummation of a refinancing or effectiveness of other credit facilities and such notice may otherwise be extended or revoked, in each case, with the requirements of Section 5.02 to apply to any failure of the contingency to occur and any such extension or revocation. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

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(c) Increases, Reductions and Terminations of Aggregate Elected Commitment Amount.

(i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment of one or more existing Lenders (each such Lender, an “Increasing Lender”) and/or causing one or more Persons acceptable to the Administrative Agent and that at such time are not Lenders to become a Lender (each such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower, an Affiliate of the Borrower or a natural person.

(ii) Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:

(A) such increase shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the Borrowing Base then in effect;

(B) the Borrower may not increase the Aggregate Elected Commitment Amount more than once before the next Scheduled Redetermination Date (for the sake of clarity, all increases in the Aggregate Elected Commitment Amount effective on a single date shall be deemed a single increase in the Aggregate Elected Commitment Amount for purposes of this Section 2.06(c)(ii)(B));

(C) no Default shall have occurred and be continuing on the effective date of such increase or would result therefrom;

(D) on the effective date of such increase, no SOFR Borrowings shall be outstanding or if any SOFR Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such SOFR Borrowings unless the Borrower pays compensation required by Section 5.02;

(E) no Lender’s Elected Commitment may be increased without the consent of such Lender;

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(F) if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of one or more Lenders, the Borrower and each such Increasing Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Elected Commitment Increase Certificate”) and the Borrower shall pay any applicable fees as may have been agreed to between the Borrower, such Increasing Lender and/or the Administrative Agent;

(G) if the Borrower elects to increase the Aggregate Elected Commitment Amount by causing one or more Additional Lenders to become a party to this Agreement, then the Borrower and each such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 for each Additional Lender, which shall be payable by the Borrower to the Administrative Agent unless waived by the Administrative Agent, and the Borrower shall (1) if requested by any Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, any Additional Lender and/or the Administrative Agent; and

(H) the Borrower shall, or shall cause the Guarantors to, execute and deliver such other documents, certificates and/or legal opinions, if any, as reasonably requested by the Administrative Agent in connection with such increase.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any SOFR Borrowings are outstanding, then the last day of the Interest Period in respect of such SOFR Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, each Increasing Lender and Additional Lender shall be deemed to have purchased a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Increasing Lender and any Additional Lender) shall hold its Applicable Percentage of the outstanding Loans (and participation interests in Letters of Credit) after giving effect to the increase in the Aggregate Elected Commitment Amount and the resulting modification of each Lender’s Applicable Percentage and Maximum Credit Amount pursuant to Section 2.06(c)(v).

(iv) Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 5.02, if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

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(v) Upon any increase in the Aggregate Elected Commitment Amount pursuant to this Section 2.06(c), (A) each Lender’s Applicable Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, (B) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each Lender’s Maximum Credit Amount equals such Lender’s Applicable Percentage, after giving effect to any adjustments thereto pursuant to the foregoing clause (A), of the Aggregate Maximum Credit Amount, (C) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of any Increasing Lender and any Additional Lender, and any changes in the Lenders’ respective Applicable Percentages and Maximum Credit Amounts pursuant to the foregoing clauses (A) and (B), and (D) the Borrower shall execute and deliver new Notes to the extent required under Section 2.02(d).

(vi) The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amount.

(vii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.06(c)(vi) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(vii) shall be irrevocable. Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 2.06(c)(i). Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among each Lender’s Elected Commitment in accordance with each Lender’s Applicable Percentage (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

(viii) Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

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(ix) Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.06(c)(ii)(A)) without the requirement that any Lender deliver an Elected Commitment Increase Certificate, and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $120,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to the Borrowing Base Adjustment Provisions.

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined on or about December 1, 2025 (the “Initial Redetermination”), and thereafter on a semi-annual basis in accordance with this Section 2.07 (each such redetermination, a “Scheduled Redetermination”). Subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on or about December 1, 2025, and thereafter, each April 1st and October 1st of each year, as applicable, commencing April 1, 2026. In addition, (i) the Borrower may, by notifying the Administrative Agent thereof one time between any two successive Scheduled Redeterminations, and (ii) the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof one time between any two successive Scheduled Redeterminations, each elect to cause the Borrowing Base to be redetermined (an “Interim Redetermination”) in accordance with this Section 2.07.

(c) Scheduled and Interim Redetermination Procedure. Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:

(i) Upon receipt by the Administrative Agent of (A) the applicable Reserve Report and related Reserve Report Certificate and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.01 (as applicable) and Section 8.12, as may, from time to time, be reasonably requested by the Administrative Agent or the Majority Lenders (the Reserve Report, related Reserve Report Certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Loan Parties’ other assets, liabilities, fixed charges, cash flow, business properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

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(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then on or before the fifteenth (15th) day following the date of delivery (or such later date, within 30 days thereof, to which the Borrower and the Administrative Agent agree) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, on or about the thirtieth (30th) day after the Administrative Agent has received the required Engineering Reports (unless otherwise agreed by the Borrower).

(iii) Any Proposed Borrowing Base that would (A) increase the Borrowing Base then in effect must be approved by all Lenders (other than Defaulting Lenders) and (B) decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders, in each case, as provided in this Section 2.07(c)(iii). Such decisions will be made by each Lender based upon such criteria (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Loan Parties’ other assets, liabilities, fixed charges, cash flow, business properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as such Lender deems appropriate in its sole discretion and consistent with its oil and gas lending criteria as it exists at the particular time. Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be (A) if the Proposed Borrowing Base would increase the Borrowing Base then in effect, a disapproval of the Proposed Borrowing Base, or (B) if the Proposed Borrowing Base would maintain or decrease the Borrowing Base then in effect, an approval of the Proposed Borrowing Base. If, at the end of such fifteen (15) day period, all of the Lenders (other than Defaulting Lenders), in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such fifteen (15) day period, all of the Lenders (other than Defaulting Lenders) or the Required Lenders, as applicable, have not approved or deemed to have approved the Proposed Borrowing Base as indicated above, then the Administrative Agent shall promptly thereafter poll the Lenders (other than Defaulting Lenders) to ascertain the highest Borrowing Base then acceptable to all of the Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

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(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders (other than Defaulting Lenders) or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or about December 1, 2025, and thereafter on or about April 1st or October 1st of each year, as applicable (or such later time as (x) the Borrower may agree upon request of the Administrative Agent or (y) the Majority Lenders may agree upon the request of the Borrower), following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c)in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under the Borrowing Base Adjustment Provisions, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Borrowing Base Reductions.

(i) If the sum of (A) the Borrowing Base value of the aggregate of dispositions of Oil and Gas Properties and Equity Interests occurring in any period between Scheduled Redeterminations, plus (B) the Borrowing Base value of Swap Terminations occurring in the same period exceeds 5% of the then effective Borrowing Base, then the Borrowing Base shall be reduced in an amount determined by the Administrative Agent in its discretion in accordance with the standards set forth in Section 2.07(a) taking into account both Borrowing Base value or attributed value of such dispositions and the Borrowing Base value given to such Swap Agreements. Any redetermination of the Borrowing Base pursuant to this Section 2.07(e)(i) shall not be considered an Interim Redetermination requested by the Administrative Agent within the meaning of Section 2.07(b).

(ii) The Borrowing Base may be reduced as provided in Section 8.13(c).

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Effective Date until the day which is five (5) Business Days prior to the end of the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

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(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than five (5) Business Days, or such shorter period as may be agreed to by the Issuing Bank, in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and the then effective Aggregate Elected Commitment Amount and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments.

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If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit and shall guarantee the reimbursement of any Letter of Credit issued hereunder.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension of a Letter of Credit, one year after such renewal or extension), in each case unless consented to by the relevant Issuing Bank and the Administrative Agent, and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., Houston, Texas time, on the Business Day immediately following the later of the Business Day on which such LC Disbursement is made and the Business Day the Borrower receives notice thereof; provided that, unless the Borrower has notified the relevant Issuing Bank and Administrative Agent that it will, and does, reimburse such LC Disbursement by the required date and time, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the applicable Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this section to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

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(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax or other electronic transmission) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

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(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall also be deemed to refer to such successor. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.08(j), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure. If the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), the Borrower shall deposit in such an account an amount equal to the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon. The obligation to deposit such Cash Collateral pursuant to the two preceding sentences shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i).

(ii) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.05(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(A) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ LC Exposure, to be applied pursuant to clause (B) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

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(B) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.08(j) or Section 4.05 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(C) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.08(j) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 4.05 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Default Rate. Notwithstanding the foregoing, if (i) an Event of Default specified in Sections 10.01(a), 10.01(b), 10.01(h) or 10.01(i) has occurred and is continuing, or (ii) the Required Lenders so elect (or direct the Administrative Agent to so elect) in connection with the occurrence and continuance of any other Event of Default, then in each case, all Loans outstanding at such time shall bear interest, after as well as before judgment, at the Default Rate, but in no event to exceed the Highest Lawful Rate.

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(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest.

(a) Subject to clause (b), if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Majority Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 5.02. Subject to clause (b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

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(b) Benchmark Replacement Setting.

(i) Benchmark Replacement.

(A) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(B) For avoidance of doubt, no Swap Agreement shall be deemed to be a “Loan Document” for purposes of this Section 3.03(b).

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).

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(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 1:00 p.m., Houston, Texas time, three U.S. Government Securities Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Houston, Texas time, at least one Business Day prior to the date of prepayment. Each such notice shall be irrevocable and shall specify (i) the prepayment date, and (ii) the principal amount of each Borrowing or portion thereof to be prepaid, which shall not be less than the lesser of (x) the Revolving Credit Exposure or (y) $100,000 for any Loan; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02.

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(c) Mandatory Prepayments.

(i) Upon Optional Terminations and Reductions. If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), or any reduction in the Aggregate Elected Commitment Amount pursuant to Section 2.06(b) or Section 2.06(c), there is a Borrowing Base Deficiency, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of LC Exposure, Cash Collateralize such remaining deficiency as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral substantially concurrently with the effectiveness of such termination or reduction.

(ii) Upon Redeterminations, Title Related Adjustments, Etc. Upon any redetermination of the Borrowing Base pursuant to Section 2.07(b) or Section 8.13(c), if there is a Borrowing Base Deficiency, then, after receiving notice from the Administrative Agent by means of (x) a New Borrowing Base Notice or (y) written notice of adjustment pursuant to Section 8.13(c), in each case, of such Borrowing Base Deficiency (such date of receipt of notice, the “Deficiency Notification Date”), the Borrower shall, within ten (10) days of the Deficiency Notification Date, deliver an irrevocable written notice to the Administrative Agent indicating the Borrower’s election to take one of the following actions:

(A) within thirty (30) days of the date such election is made, (1) prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency and (2) if any Borrowing Base Deficiency remains after prepaying all of the Loans as a result of any LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j),

(B) prepay the Loans in six (6) equal monthly installments, commencing on the thirtieth (30th) day following the Deficiency Notification Date with each payment being equal to 1/6th of the aggregate principal amount of such excess (as such Borrowing Base Deficiency may be reduced during such six-month period as a result of a Borrowing Base re-determination or other adjustment of the Borrowing Base described herein),

(C) within sixty (60) days of the date such election is made, provide additional collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 3.04(c) to eliminate any such excess, or

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(D) (1) combine the options provided in clauses (A), (B) and (C) above and specify (in the written notice delivered to the Administrative Agent electing such option) the amount to be prepaid pursuant to clauses (A) and/or (B) and the amount to be provided as additional Mortgaged Property pursuant to clause (C), and (2) make such payments, and deliver such additional Mortgaged Property, within the time periods required under clauses (A), (B) and (C) above, as applicable.

provided that, notwithstanding the options set forth above, in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date. If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 2.08(j). In the event the Borrower fails to provide written notice to the Administrative Agent of its election under this Section 3.04(c)(ii) within the ten (10) day period referred to above, the Borrower shall be deemed to have elected the option set forth in clause (A) above. The failure of the Borrower to comply with any of the options elected (including any deemed election) pursuant to the provisions of Section 3.04(c)(ii) and specified in such notice (or relating to such deemed election) shall constitute an Event of Default.

(iii) Upon Certain Adjustments. If there is a Borrowing Base Deficiency as a result of a Borrowing Base adjustment other than pursuant to Section 2.07(b) or Section 8.13(c), then on the next Business Day after the occurrence of such Borrowing Base adjustment, the Borrower shall prepay Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency and if any Borrowing Base Deficiency remains as a result of LC Exposure, pay to Administrative Agent an amount equal to such remaining Borrowing Base Deficiency to be held as Cash Collateral as provided in Section 2.08(j).

(iv) Application of Prepayments to Types of Borrowings. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, ratably to any SOFR Borrowings then outstanding, and if more than one SOFR Borrowing is then outstanding, to each such SOFR Borrowing in order of priority beginning with the SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v) Interest to be Paid with Prepayments. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

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Section 3.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender (determined taking into account both Loans and LC Exposure) during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 4.05) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to SOFR Loans (as such rate may be increased pursuant to Section 3.02(c)) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements that has been funded by such Lender) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each applicable Issuing Bank a fronting fee, which shall accrue at a rate of 0.125% per annum on the average daily amount of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on such last Business Day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Other Fees. The Borrower agrees to pay to the Administrative Agent fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including pursuant to any Fee Letter.

(d) Elected Commitment Increase Fees. Any increase in a Lender’s Elected Commitment may be conditioned upon the payment of an Elected Commitment increase fee in an amount to be set forth in a separate written agreement, including pursuant to any Fee Letter.

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ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders and/or any applicable Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders and/or any applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and/or any applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, unless an Event of Default has ocurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to and retained by the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary or advisable to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

Section 4.05 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Majority Lenders and Required Lenders, as applicable.

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(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and LC Exposure is held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 4.05(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.08(j).

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(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. Subject to Section 12.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.08(j).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 4.05(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

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ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES

Section 5.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

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(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.02 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall upon the request of any effected Lender, compensate such Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 5.03 Taxes.

(a) Defined Terms. For purposes of this Section 5.03, Section 5.04 and Section 5.05, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY(or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

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(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

Section 5.04 Mitigation Obligations; Replacement of Lenders

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.04, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply, (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and (vi) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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Section 5.05 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.02.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party and duly executed Notes payable to each Lender that requested a Note.

(b) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent), except in cases where no signature is required, of the Security Instruments described on Exhibit F. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority Liens that may be perfected upon recordation of properly completed financing statements and the Security Instruments in the appropriate filing offices therefor (except that Excepted Liens identified in clauses (a) to (d) and (f) and (k) of the definition thereof, but subject to the provisos at the end of such definition may exist) on at least 90% of the PV-9 of the Borrowing Base Properties.

(c) The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation or formation and by-laws, company agreement or other applicable Organizational Documents of such Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

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(d) The Administrative Agent shall have received certificates of the appropriate State agencies, as requested by the Administrative Agent, with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized or owns Borrowing Base Properties.

(e) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that (i) all government and third party approvals necessary in connection with the Transactions have been obtained on satisfactory terms, (ii) no action or proceeding is pending or threatened in any court or before any Governmental Authority seeking to enjoin or prevent the consummation of the Transactions contemplated hereby, (iii) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (iv) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (v) no Event of Default or Default exists and (vi) no Material Adverse Effect has occurred since December 31, 2024 in the business, assets, liabilities (actual or contingent), operations, or financial condition of the Borrower and its Subsidiaries or in the facts and information regarding such entities as represented to date.

(f) The Administrative Agent shall have received (i) copies of the audited consolidated financial statements, prepared in accordance with GAAP, of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2024, and (ii) monthly budget and pro forma projections (including a pro forma closing balance sheet, pro forma statements of operations and cash flow) for the twelve month period commencing on the first day of the first month immediately following the Effective Date, including assumptions used in preparing the forecast financial statements, reasonably satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received evidence that adequate insurance, required to be maintained in accordance with Section 7.12 is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee.

(h) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit E certifying that, after giving effect to the Borrowings under this Agreement, the Loan Parties are solvent on a consolidated basis.

(i) The Administrative Agent shall have received (i) a certificate of a Responsible Officer of the Borrower certifying: (A) that the copies of the material Juniper Combination Documents it has previously delivered to Administrative Agent are true, accurate and complete and have not been further amended beyond any amendments previously delivered to Administrative Agent, and (B) that substantially concurrently with the Effective Date, the Borrower is consumating the Juniper Combination in accordance with applicable law and substantially on the terms of the Juniper Combination Documents without giving effect to any waiver, amendment, modification or consent with respect to any term thereof not agreed to by the Administrative Agent on behalf of the Lenders, (ii) evidence (including mortgage releases and UCC-3 financing statement terminations) that all Liens (other than Liens permitted by Section 9.03) on the Juniper Combination Assets to be acquired in the Juniper Combination have been released in a manner reasonably satisfactory to Administrative Agent; and (iii) such other related documents and information as the Administrative Agent shall have reasonably requested in connection therewith.

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(j) The Administrative Agent shall have received the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c)(i)-(iii).

(k) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information previously requested and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(l) The Administrative Agent shall have received an opinion of Holland & Knight, special counsel for the Loan Parties, in form and of substance reasonably acceptable to the Administrative Agent.

(m) The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(n) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the other Loan Parties other than those being released on or prior to the Effective Date or Liens permitted by Section 9.03.

(o) The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 90% of the PV-9 of the Borrowing Base Properties.

(p) The corporate, capital and ownership structure of the Borrower and its Subsidiaries upon the Effective Date shall be satisfactory to Administrative Agent.

(q) The Administrative Agent and Lenders shall have completed, and received satisfactory results of, their due diligence investigations of the business, assets, contracts, agreements, liabilities, operations, condition (financial and otherwise) of the Loan Parties.

(r) The Administrative Agent shall have received such environmental information regarding the Oil and Gas Properties of the Loan Parties as it has requested, and all such information shall be satisfactory to the Administrative Agent.

(s) To the extent that Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to Borrower, in form and of substance reasonably acceptable to the Administrative Agent.

(t) The Administrative Agent shall have received a certificate from a Responsible Officer of Borrower in form and substance satisfactory to it, evidencing that (i) the Borrower’s Total Debt to Capitalization Ratio, calculated on a pro forma basis, is less than or equal to 50% as of the Effective Date and (ii) the Borrower’s Net Leverage Ratio, calculated on a pro forma basis, is less than or equal to 2.0 to 1.0 as of the Effective Date.

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(u) After giving effect to the consummation of all of the Transactions on the Effective Date, Availability shall be not less than 20% of the then-existing Commitments.

(v) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower has entered into, or shall have caused another Loan Party to enter into, the Initial Swap Agreements.

(w) The Administrative Agent shall have received such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit and the Effective Date, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date.

(c) At the time of and immediately after giving effect to such Borrowing and any application of the proceeds thereof on the date of such requested Borrowing, the Loan Parties shall not have any Excess Cash.

(d) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the amount of the requested Borrowing or Letter of Credit shall not cause the total Revolving Credit Exposures to exceed the total Commitments.

(e) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower and the other Loan Parties on the date thereof as to the matters specified in Section 6.02(a) through (d).

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ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such licenses, authorizations, consents, approvals and foreign qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within each Loan Party’s entity powers and have been duly authorized by all necessary entity and, if required, equity holder action. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of financing statements and the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect, or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate (i) in any material respect, any applicable law or regulation or any order of any Governmental Authority or (ii) the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any indenture, note, credit agreement or other similar instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) Since December 31, 2023 and after giving effect to the Transactions (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and the Loan Parties has been conducted only in the ordinary course consistent with past business practices.

(b) Neither the Borrower nor any other Loan Party has on the date of this Agreement, after giving effect to the Transactions, any Material Indebtedness (including Disqualified Capital Stock) other than the Secured Obligations or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, or unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

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Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against any Loan Party that (i) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Borrower and its Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Borrower and its Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at the Properties;

(d) none of the Properties of the Borrower and its Subsidiaries contain or, to the Borrower’s knowledge, have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s Properties and there are no investigations, remediations, abatements, removals of Hazardous Materials required under applicable Environmental Laws relating to such Releases or threatened Releases or at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

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(f) none of the Borrower or any Subsidiary has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials, including at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of the Borrower’s or any Subsidiary’s Properties that would reasonably be expected to form the basis for a claim for damages or compensation and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

(h) the Borrower and its Subsidiaries have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Borrower’s or any Subsidiary’s possession or control and relating to their respective Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Loan Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require such Loan Party to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or other similar instrument pursuant to which any Material Indebtedness is outstanding or by which the Loan Parties or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Except as disclosed on Schedule 7.09 hereof, each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Except as disclosed on Schedule 7.09 hereof, to the knowledge of Borrower, no material proposed tax assessment is being asserted with respect to any Loan Party.

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Section 7.10 ERISA.

(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(e) To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other existing facts and circumstances applicable to the Loan Parties known to the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (a) with respect to projected financial or other information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will be realized) and (b) as to statements, information and reports supplied by third parties, the Borrower represents only that it is not aware of any material misstatement or omission therein. There is no fact peculiar to the Borrower or any other Loan Party which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any other Loan Party prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, provided that (i) with respect to any Reserve Report prepared by one or more Approved Petroleum Engineers, the Borrower represents only that it exercised due care in furnishing information to such Approved Petroleum Engineers so that they could prepare such Reserve Report, and that such information was not misleading and did not fail to take into account material information known to the Borrower regarding the matters reported therein, and (ii) it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

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Section 7.12 Insurance. For the benefit of each Loan Party, the Borrower has (a) all insurance policies sufficient for the compliance by the Loan Parties with all material Governmental Requirements and all material agreements and (b) insurance coverage, or self-insurance, in at least such amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties. Schedule 7.12, as of the date hereof, sets forth a list of all insurance maintained by the Borrower. The Administrative Agent, as agent for the benefit of the Secured Parties, has been named as additional insureds in respect of such liability insurance policies and the Administrative Agent, as agent for the benefit of the Secured Parties, has been named as loss payee with respect to Property loss insurance, if any.

Section 7.13 Restriction on Liens. Neither the Borrower nor any other Loan Party is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, there are no other Subsidiaries. Each Subsidiary is a wholly-owned Subsidiary. The Borrower has no Foreign Subsidiaries.

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Section 7.15 Foreign Operations. The Borrower and the other Loan Parties do not own any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 7.16 Location of Business and Offices. As to Borrower and each Subsidiary, its jurisdiction of organization, its name as listed in the public records of its jurisdiction of organization, its taxpayer ID, and its organizational identification number in its jurisdiction of organization are set forth on Schedule 7.16 (or, in each case, as set forth in a notice delivered to the Lender pursuant to Section 8.01(l) in accordance with Section 11.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 11.01 (or as set forth in a notice delivered pursuant to Section 8.01(l) and Section 11.01(c)).

Section 7.17 Properties; Defensible Title, Etc.

(a) Each Loan Party has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties other than Properties sold in compliance with Section 9.11 from time to time, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and except as otherwise provided by statute, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in any material respect obligate the Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Loan Party’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Loan Parties including all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in all material respects in the same manner as their business is conducted on the date hereof.

(d) Except for Properties being repaired, all of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition in all material respects and are maintained in accordance with prudent business standards.

(e) Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

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Section 7.18 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Loan Parties. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expected to have a Material Adverse Effect).

Section 7.19 Gas Imbalances; Prepayments. Except as set forth on Schedule 7.19 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances take or pay or other prepayments which would require any Loan Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2%) of the aggregate volumes of natural gas (on an Mcf basis) listed in the most recent Reserve Report.

Section 7.20 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, (a) the Loan Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity and (b) to the knowledge of Borrower, no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.21 Security Documents. The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Mortgaged Property and Collateral and proceeds thereof. The Secured Obligations are and shall be at all times secured by a legal, valid and enforceable perfected first priority Liens in favor of the Administrative Agent, covering and encumbering the Mortgaged Properties and other Collateral, to the extent perfection has occurred or will occur, by the recording of a mortgage, the filing of a UCC financing statement or, with respect to Equity Interests represented by certificates, by possession (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests or as otherwise provided herein, Liens permitted by Section 9.03 may exist.

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Section 7.22 Swap Agreements and Eligible Contract Participant. Schedule 7.22, as of a recent date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the estimated net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied, but excluding the Security Instruments) and the counterparty to each such agreement. The Borrower is a Qualified ECP Guarantor.

Section 7.23 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (i) to facilitate the Juniper Combination, and the acquisition and development by the Loan Parties of Oil and Gas Properties permitted hereunder, (ii) to pay fees and expenses in connection with the Transactions, (iii) to refinance certain indebtedness of the Loan Parties in connection with the Juniper Combination, (iv) to provide working capital for exploration and production operations, and (v) for general corporate purposes of the Loan Parties. No Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 7.24 Solvency. Each Loan Party is Solvent. No Loan Party is planning to take any action described in Section 10.01(h) or Section 10.01(i).

Section 7.25 Anti-Corruption Laws; Sanctions; OFAC.

(a) The Borrower has implemented and maintains in effect policies and procedures designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

(b) The Borrower, its Subsidiaries, their respective officers and employees and, to the knowledge of the Borrower, its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower or any Subsidiary being designated as a Sanctioned Person.

(c) None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower will not directly or, to its knowledge, indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions.

Section 7.26 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated (or are Cash Collateralized) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

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Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. Commencing with the fiscal year ending December 31, 2025, as soon as available, but in any event in accordance with then applicable law and not later than 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet for the Borrower and its Consolidated Subsidiaries and related statements of operations, members’ equity, as applicable, and cash flows as of the end of and for such year, setting forth in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. Commencing with the fiscal quarter ending September 30, 2025, as soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet for the Borrower and its Consolidated Subsidiaries and related statements of operations, members’ equity, as applicable, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D hereto (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 8.01(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) or (b), in each case, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of the period covered by such financial statements, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), any new credit support agreements relating thereto (other than Security Instruments) not listed on Schedule 7.22, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

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(e) Certificate of Insurer -- Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), certificates of insurance coverage with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Person, and a copy of any response by such Person, or the board of directors or other appropriate governing body of such Person, to such letter or report.

(g) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or with any national securities exchange.

(h) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i) Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from any Loan Party (or, with respect to Oil and Gas Properties that are not operated by a Loan Party, a list of the operators of such properties).

(j) Notice of Sales of Oil and Gas Properties and Unwinds of Swap Agreements. In the event Borrower or any other Loan Party intends to (i) sell, transfer, assign or otherwise dispose of any Borrowing Base Properties (or any Equity Interests of any Loan Party that owns Borrowing Base Properties) or (ii) terminate, unwind, cancel or otherwise dispose of Swap Agreements which could result in an anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in either case, in excess of $1,000,000 (in a single transaction or in multiple transactions over any one-month period), in each case, in accordance with Section 9.11, prior written notice of the foregoing (of at least 5 Business Days or such shorter time as the Administrative Agent may agree), the price thereof, in the case of Borrowing Base Properties (or any Equity Interests of any Loan Party that owns Borrowing Base Properties), and the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements, and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(k) Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(l) Information Regarding Borrower and Guarantors. Prompt written notice of (and in any event within ten (10) days prior thereto or such other time as the Administrative Agent may agree) any change (i) in a Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Loan Party’s federal taxpayer identification number.

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(m) Production Report and Lease Operating Statements. Concurrently with the delivery of any financial statements pursuant to Section 8.01(a) or (b), a report setting forth, for each fiscal quarter during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such fiscal quarter from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such fiscal quarter.

(n) Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer”, the Beneficial Ownership Regulation and anti-money laundering rules and regulations, including the USA Patriot Act.

(o) Cash Flow Forecast. Not later than 120 days after the end of each fiscal year, a certificate of a Responsible Officer, in form and substance satisfactory to the Administrative Agent, setting forth an operating budget (including a cash flow and capital expenditure forecast) for the immediately succeeding twelve months in form and substance reasonably satisfactory to the Administrative Agent.

(p) Notices of Certain Changes. Promptly after the execution thereof, copies of any amendment, modification or supplement to the Organizational Documents of the Borrower or any Subsidiary.

(q) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a), (b), or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s public website; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent and each Lender of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

All representations and warranties set forth in the Loan Documents with respect to any financial information concerning any Loan Party shall apply to all financial information delivered to Administrative Agent by such Loan Party or any Person purporting to be a Responsible Officer of such Loan Party or other representative of such Loan Party regardless of the method of such transmission to Administrative Agent or whether or not signed by such Loan Party or such Responsible Officer or other representative, as applicable.

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Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower and its Subsidiaries thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount; and

(d) the occurrence of any Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each other Loan Party to, pay its obligations, including tax liabilities of the Borrower and all of the other Loan Parties before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Loans according to the reading, tenor and effect thereof, and cause each other Loan Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

Section 8.06 Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each other Loan Party to:

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(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other Properties material to the conduct of its business, including all equipment, machinery and facilities.

(c) promptly pay and discharge, or use commercially reasonable efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d) promptly perform or use commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

To the extent the Borrower and its Subsidiaries are not the operator of any Property, the Borrowers shall use reasonable efforts to cause the operator to comply with this Section 8.06, but failure of the operator to comply with this Section 8.06 will not constitute a Default or Event of Default.

Section 8.07 Insurance. The Borrower will maintain, with financially sound and reputable insurance companies, insurance covering all Loan Parties, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in the applicable insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as a “loss payee” or other formulation acceptable to the Administrative Agent and such liability policies shall name the Administrative Agent, as agent for the benefit of the Secured Parties, as “additional insured”. Such policies will also provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent (or, in the case of non-payment of premiums 10 days prior notice).

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in accordance with GAAP. The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested and all at Borrower’s expense.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

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Section 8.10 Environmental Matters.

(a) The Borrower shall: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, except to the extent any breach thereof could not be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise Release, and shall cause each Subsidiary not to dispose of or otherwise Release, any Hazardous Material, or solid waste on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of the Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, and Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any Hazardous Materials on, under, about or from any of the Borrower’s or the its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each Subsidiary to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly notify the Administrative Agent and the Lenders in writing of any action, investigation or inquiry by any Governmental Authority or any demand or lawsuit by any landowner or other third party threatened in writing against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of the Threshold Amount, not fully covered by insurance, subject to normal deductibles.

(c) If an Event of Default has occurred and is continuing, the Administrative Agent may (but shall not be obligated to), at the expense of the Borrower and to the extent that the Borrower has the right to do so, conduct such Remedial Work as it deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Hazardous Material and the nature and extent of any other environmental conditions that may exist at or affect any of the Mortgaged Properties, and the Borrower and its Subsidiaries shall cooperate with the Administrative Agent in conducting such Remedial Work. Such Remedial Work may include a detailed visual inspection of the Mortgaged Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Administrative Agent deems appropriate. The Administrative Agent and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon the Mortgaged Properties for the foregoing purposes.

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Section 8.11 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party, as the case may be, in the Loan Documents or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12 Reserve Reports.

(a) On or about November 1, 2025, and thereafter on or about March 1st and September 1st of each year, commencing March 1, 2026, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties as of the immediately preceding January 1st and July 1st, as applicable. The Reserve Report as of January 1st and delivered on or about March 1st of each year (the “January 1 Reserve Report”) shall be prepared by one or more Approved Petroleum Engineers, and each other Reserve Report of each year may be prepared by one or more Approved Petroleum Engineers or internally under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

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(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer (a “Reserve Report Certificate”) certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the other Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into by a Loan Party subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties.

Section 8.13 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Borrowing Base Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have had the opportunity to review (including title information previously delivered to the Administrative Agent), satisfactory title information on Hydrocarbon Interests constituting at least 90% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent (or such longer time as the Administrative Agent may agree) that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on Hydrocarbon Interests constituting at least 90% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 90% of the PV-9 of the Borrowing Base Properties evaluated in the most recent Reserve Report, such failure shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent is not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 90% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on Hydrocarbon Interests constituting 90% of the PV-9 of the Borrowing Base Properties evaluated by such Reserve Report. This new Borrowing Base shall become effective immediately after receipt of such notice.

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Section 8.14 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 90% of the PV-9 of the Borrowing Base Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 90% of such PV-9, then the Borrower shall, and shall cause the other Loan Parties to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c) (or such later date as the Administrative Agent may agree to in its sole discretion), to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 90% of such PV-9. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary grants a Lien on its Oil and Gas Properties pursuant to Section 8.14(a) and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b) The Borrower shall promptly cause each newly created or acquired Subsidiary to guarantee the Secured Obligations pursuant to the Guaranty Agreement and to grant a lien and security interest in all of its Collateral (as defined in the security agreement) pursuant to a security agreement. In connection with any such guaranty, the Borrower shall, or shall promptly cause (i) such Subsidiary to execute and deliver the Guaranty Agreement (or a supplement thereto, as applicable) and a security agreement (or a supplement thereto, as applicable) and (ii) the owners of the Equity Interests of such Subsidiary to pledge all of the Equity Interests of such new Subsidiary (including, in the event such Equity Interests are certificated, delivery of original certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated powers for each certificate duly executed in blank by the registered owner thereof) and to execute and deliver such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Administrative Agent.

(c) The Borrower hereby guarantees the payment of all Secured Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under its respective Guaranty Agreement and other Security Instruments including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.14(c) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.14(c), or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.14(c) shall remain in full force and effect until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated (or are Cash Collateralized) and all LC Disbursements shall have been reimbursed. The Borrower intends that this Section 8.14(c) constitute, and this Section 8.14(c) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party (other than the Borrower) for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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Section 8.15 ERISA Compliance. The Borrower will promptly furnish and will cause each Subsidiary and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, which could reasonably be expected to result in liability of the Borrower or such Subsidiary in an aggregate amount exceeding the Threshold Amount, in connection with any Plan or Multiemployer Plan or any trust created thereunder, a written notice of the Borrower or Subsidiary of the Borrower, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. Promptly following receipt thereof, the Borrower will furnish and will cause each Subsidiary to promptly furnish to the Administrative Agent copies of any documents described in Section 101(k) or 101(l) of ERISA that Borrower or any Subsidiary may request with respect to any Multiemployer Plan for which the Borrower, any Subsidiary or any of their ERISA Affiliates may be subject to any current or future liability; provided, that if the Borrower and its Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower and its Subsidiaries shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

Section 8.16 Marketing Activities. The Borrower will not, and will not permit any of the other Loan Parties to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Parties that the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.17 Account Control Agreements; Location of Proceeds of Loans.

(a) The Borrower will, and will cause each other Loan Party to, establish, hold or maintain a deposit or securities account with one or more Lenders.

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(b) The Borrower will, and will cause each other Loan Party to, in connection with any deposit account and/or any securities account (other than Excluded Accounts) established, held or maintained after the Effective Date promptly, but in any event within twenty (20) Business Days after the establishment of such account (or such later date as the Administrative Agent may agree in its sole discretion), cause such deposit account and/or securities account to be subject to a control agreement (except to the extent the Administrative Agent otherwise has control of such account).

(c) The Borrower shall, and shall cause each Loan Party to deposit or cause to be deposited directly all Cash Receipts into one or more deposit accounts in which the Administrative Agent has been granted a first-priority Lien and that is subject to a control agreement (except to the extent the Administrative Agent otherwise has control of such account).

Section 8.18 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

Section 8.19 Affirmative Hedging Covenant. The Borrower shall deliver to the Administrative Agent:

(a) on or prior to the Effective Date, evidence reasonably satisfactory to the Administrative Agent that the Borrower has entered into, or shall have caused another Loan Party to enter into, Swap Agreements (the “Initial Swap Agreements”) with one or more Approved Counterparties with prices and terms reasonably satisfactory to the Administrative Agent to hedge notional volumes covering, (i) during the period of months 1 through 24 following such measurement date, not less than seventy-five percent (75%) and (ii) during the period of months 25 through 36 following such measurement date, not less than fifty percent (50%), in each case, of the reasonably anticipated production of crude oil and natural gas, calculated separately, from the Borrower and its Subsidiaries’ Oil and Gas Properties owned as of such date constituting proved developed producing reserves for such period as set forth in the initial Reserve Report; and

(b) thereafter on or prior to the date that is sixty (60) days after the last day of each fiscal quarter, evidence reasonably satisfactory to the Administrative Agent that the Borrower has entered into, or shall have caused another Loan Party to enter into, Swap Agreements with one or more Approved Counterparties with prices and terms reasonably satisfactory to the Administrative Agent to hedge notional volumes covering, during the period of months 1 through 18 following such measurement date, not less than fifty percent (50%) of the reasonably anticipated production of crude oil and natural gas, calculated separately, from the Borrower and its Subsidiaries’ Oil and Gas Properties owned as of such date constituting proved developed producing reserves for such period as set forth in the most recently delivered Reserve Report.

Notwithstanding anything to the contrary in this Section 8.19, the Borrower shall be permitted to enter into Swap Agreements to hedge notional volumes of any of crude oil, natural gas and natural gas liquids, in each case on a BOE basis, in satisfaction of the foregoing requirements of this Section; provided, that no such Swap Agreements may be entered into to hedge more than 75% of reasonably anticipated projected production of crude oil, natural gas, and natural gas liquids, calculated separately, from proved, developed, producing reserves of the Loan Parties for any month.

Section 8.20 Excess Cash Information. Upon the request of the Administrative Agent, within one (1) Business Day of any such request, the Borrower shall provide to the Administrative Agent, (a) a certificate of a Responsible Officer in form and substance satisfactory to the Administrative Agent, certifying as to the amount of the Consolidated Cash Balance and the amount of such Excess Cash, if any, as of such date, and (b) attaching thereto, summary and balance statements, in a form reasonably acceptable to the Administrative Agent, for each deposit account, securities account or other account in which any of the Consolidated Cash Balance is held, credited or carried.

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Section 8.21 Post-Closing Obligations. Notwithstanding anything herein to the contrary, within 45 days after the Effective Date (or such later date to which the Administrative Agent may agree in writing), the Borrower shall have delivered to the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent:

(a) Mortgages or Mortgage amendments, in each case, executed by the applicable Loan Parties covering Oil and Gas Properties of such Loan Parties such that the Mortgaged Properties represent at least 90% of the PV-9 of the Borrowing Base Properties evaluated in the most recently delivered Reserve Report;

(b) Opinions of Nevada and Arizona counsel and, with respect to the Mortgages, of local counsel for the Loan Parties, in each case, in form and of substance reasonably acceptable to the Administrative Agent; and

(c) Control agreements with respect to any deposit account and/or any securities account (other than Excluded Accounts) to the extent required under Section 8.17(b).

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated (or are Cash Collateralized) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Net Leverage Ratio. The Borrower will not, as of the last day of any Test Period, commencing with the Test Period ending September 30, 2025, permit its Net Leverage Ratio to be greater than 3.0 to 1.0.

(b) Current Ratio. The Borrower will not, as of the last day of any Test Period, commencing with the Test Period ending September 30, 2025, permit its Current Ratio to be less than 1.0 to 1.0.

Section 9.02 Debt. The Borrower will not, and will not permit any other Loan Party to, incur, create, assume or suffer to exist any Debt, except:

(a) the Loans or other Secured Obligations arising under the Loan Documents or any Secured Swap Agreement or any guaranty of or suretyship arrangement for the Loans or other Secured Obligations arising under the Loan Documents or any Secured Swap Agreement;

(b) Debt of any Loan Party under Capital Leases not to exceed the Threshold Amount;

(c) Debt, not to exceed the Threshold Amount, used to finance the acquisition, construction, or improvement of inventory, equipment or other Property in the ordinary course of business; provided, however, that such Debt is incurred no later than 120 days after such acquisition of the completion of such construction or improvement.

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(d) Debt owing to insurance providers and arising in connection with financing of insurance premium payments;

(e) Swap Obligations permitted under the Loan Documents;

(f) (i) Debt between the Borrower and its Subsidiaries that are Loan Parties, (ii) Debt between the Subsidiaries of the Borrower which are Loan Parties, and (iii) Debt extended to the Borrower and its Subsidiaries which are Loan Parties by any other Loan Party; provided that (1) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party, and (2) any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Guaranty Agreement;

(g) endorsements of negotiable instruments for collection in the ordinary course of business;

(h) other Debt not to exceed the Threshold Amount in the aggregate at any one time outstanding;

(i) any guarantee of any other Debt permitted to be incurred hereunder; and

(j) other Debt disclosed on Schedule 9.02; and

(k) To the extent, if any, constituting Debt, the ad valorum tax obligations disclosed on Schedule 7.09.

Section 9.03 Liens. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Secured Obligations;

(b) Excepted Liens;

(c) Liens securing Capital Leases permitted by Section 9.02(b) but only on the Property that is the subject of any such lease, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing;

(d) Purchase money liens on Debt permited by Section 9.02(c); provided that (i) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof, (ii) such Lien does not extend to any other asset, and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) any Lien permitted in this Section 9.03 and existing on Property of a Person immediately prior to its being consolidated with or merged into a Loan Party or its becoming a Subsidiary, or any Lien existing on any Property acquired by a Loan Party at the time such Property is so acquired, provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of Property, and (ii) each such Lien shall extend solely to the item or items of Property so acquired and any other Property which is an improvement or accession to such acquired Property.

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(f) other Liens on Property not constituting collateral for the Secured Obligations not to exceed the Threshold Amount in the aggregate at any one time outstanding.

Section 9.04 Restricted Payments. The Borrower will not, and will not permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except

(a) the Borrower may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b) Subsidiaries may declare and pay dividends and other Restricted Payments to the Borrower and any other Loan Party;

(c) The Borrower may make Permitted Tax Distributions;

(d) On or after the delivery of the Borrower’s audited financial statements for the fiscal year ending December 31, 2025 pursuant to Section 8.01(a), the Borrower may make Restricted Payments with respect to its Equity Interests, so long as, both immediately before and after giving effect thereto and any Borrowing on the date thereof, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom, (B) its pro forma Net Leverage Ratio does not exceed 2.0 to 1.0, (C) its Availability is not less than 30% of the then-existing Commitments, (D) immediately after giving effect to such payment, Available Free Cash Flow shall be greater than or equal to $0, and (E) the Borrower shall have delivered, not less than three (3) Business Days (or such shorter time as the Administrative Agent may agree to in its sole discretion) prior to making such Restricted Payment, a certificate of a Financial Officer in form and substance satisfactory to the Administrative Agent setting forth the amounts of (1) Free Cash Flow for the most recently completed Measurement Period for which financial statements have been delivered for the Borrower pursuant to Section 8.01(a) or (b), as applicable, (2) Available Free Cash Flow as of the date of delivery of such certificate, and (3) Available Free Cash Flow immediately after giving effect to such Restricted Payment; and

(e) On or after the delivery of the Borrower’s audited financial statements for the fiscal year ending December 31, 2025 pursuant to Section 8.01(a), the Borrower may make Restricted Payments with respect to its Equity Interests, so long as, both immediately before and after giving effect thereto and any Borrowing on the date thereof, (A) no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom, (B) its pro forma Net Leverage Ratio does not exceed 1.25 to 1.0, and (C) its Availability is not less than 30% of the then-existing Commitments.

Section 9.05 Investments, Loans and Advances. The Borrower will not, and will not permit any other Loan Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments which are disclosed to the Lenders in Schedule 9.05;

(b) accounts receivable arising in the ordinary course of business;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

(d) commercial paper maturing within one year from the date of acquisition thereof rated in one of the two highest grades by S&P or Moody’s;

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(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f) Investments in money market or similar funds with assets of at least $1,000,000,000 and rated Aaa by Moody’s or AAA by S&P;

(g) Investments (i) made by the Borrower in or to its Subsidiaries that are Loan Parties or (ii) made by Loan Parties in or to each other or in or to the Borrower;

(h) Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;

(i) Investments pursuant to Swap Agreements or hedging agreements otherwise permitted under this Agreement;

(j) Investments in the form of trade credit to customers of a Loan Party arising in the ordinary course of business and represented by accounts from such customers and accounts recievable arising in the ordinary course of business;

(k) Guarantees by the Borrower and its Subsidiaries of Debt permitted by Section 9.01;

(l) loans or advances to employees, officers or directors of Parent, the Borrower or any of their Subsidiaries in the ordinary course of business for travel, relocation and related expenses, provided that the aggregate amount of all such loans and advances does not exceed the Threshold Amount at any time outstanding; and

(m) other Investments not to exceed the Threshold Amount in the aggregate at any one time outstanding.

Section 9.06 Nature of Business; No International Operations. The Borrower will not allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Loan Parties will not (i) acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States or (ii) acquire or create any Foreign Subsidiary.

Section 9.07 Proceeds of Loans.

(a) The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.23.

(b) No Loan Party nor any Person acting on behalf of the Borrower has taken or will take any action which causes any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Federal Reserve Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Federal Reserve Board, as the case may be.

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(c) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit:

(i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;

(ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States; or

(iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.08 ERISA Compliance. Except as could not reasonably be expected to result in liability to the Borrower or any other Loan Party in an aggregate amount that would result in a Material Adverse Effect, the Borrower will not, and will not permit any Subsidiary to, at any time:

(a) allow any ERISA Event to occur;

(b) contribute to or assume an obligation to contribute to, or permit any Subsidiary to contribute to or assume an obligation to contribute to, any Multiemployer Plan; and

(c) acquire, or permit any Subsidiary to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, any Multiemployer Plan.

Section 9.09 Sale or Discount of Receivables. Except for receivables obtained by the Loan Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any other Loan Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10 Mergers, Etc. Neither the Borrower nor any other Loan Party will merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve, except that (a) any Loan Party may consolidate with or into the Borrower (provided the Borrower shall be the continuing or surviving entity) and (b) any Loan Party (other than the Borrower) may consolidate with any other Loan Party.

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Section 9.11 Sale of Properties and Termination of Hedging Transactions. The Borrower will not, and will not permit any other Loan Party to, sell, assign, farm-out, convey or otherwise transfer any Oil and Gas Property (subject to Section 9.10) except for:

(a) the sale of Hydrocarbons in the ordinary course of business;

(b) farmouts and acreage swaps in the ordinary course of business of undeveloped acreage or undrilled depths and assignments in connection with such farmouts and acreage swaps;

(c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such other Loan Party or are replaced by equipment of at least comparable value and use;

(d) the sale or other disposition of any Oil and Gas Property to which no Proved Reserves are attributed and the pooling or unitization of Oil and Gas Properties to which no material Proved Reserves are attributed;

(e) the sale or other disposition (including Casualty Events) of any Oil and Gas Property to which Proved Reserves are attributed or any interest therein (including any Equity Interest in any Loan Party that owns Oil and Gas Property to which Proved Reserves are attributed); provided that:

(i) substantially all of the consideration received in respect of such sale or other disposition of any such Oil and Gas Property (or such Equity Interest) shall be cash, cash equivalents, Investments permitted under Section 9.05(c)-(f), or new Oil and Gas Properties acquired;

(ii) (other than in respect of Casualty Events) the consideration received in respect of a sale or other disposition of such Oil and Gas Property or interest therein (or such Equity Interest) shall be equal to or greater than the fair market value of such Oil and Gas Property or interest therein (or such Equity Interest) subject of such sale or other disposition (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing); and

(iii) if applicable, the Borrowing Base shall be adjusted in accordance with the terms of Section 2.07(e), and the Borrower shall make any required corresponding prepayment under Section 3.04(c)(iii).

(f) transfers of Properties from any Loan Party to the Borrower or any other Loan Party;

(g) Swap Terminations, provided that, if applicable, the Borrowing Base shall be adjusted in accordance with the terms of Section 2.07(e), and the Borrower shall make any required corresponding prepayment under Section 3.04(c)(iii); and

(h) Casualty Events with respect to Properties that are not Oil and Gas Properties.

(i) transfers of Properties from any Loan Party in accordance with the EPM Participation Agreement.

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Section 9.12 Sales and Leasebacks. The Borrower will not, and will not permit any other Loan Party to enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

Section 9.13 Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, (a) cause or knowingly permit any of its Property to be in violation of, or (b) do anything or knowingly permit anything to be done which will subject any such Property to any Remedial Work (other than Remedial Work done in the ordinary course of business) under, any Environmental Laws that could reasonably be expected to have a Material Adverse Effect; it being understood that clause (b) above will not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such Property to the appropriate Governmental Authority.

Section 9.14 Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Party to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than between Borrower and Loan Parties) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.15 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property to secure the Secured Obligations or which requires the consent of other Persons in connection therewith or (b) the Borrower or any other Loan Party from paying dividends or making distributions to any Loan Party or receiving any money in respect of Debt or other obligations owed to it, or which requires the consent of or notice to other Persons in connection therewith; provided that (i) the foregoing shall not apply to restrictions and conditions under the Loan Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or another Loan Party pending such sale; provided such restrictions and conditions apply only to the asset or other Loan Party that is to be sold and such sale is permitted hereunder, and (iii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Capital Leases and (B) customary provisions in leases restricting the assignment thereof.

Section 9.16 Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any other Loan Party to, allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any other Loan Party that would require the Borrower or such other Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.17 Swap Agreements.

(a) The Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreements with any Person other than:

(i) puts or floors with respect to which neither the Borrower nor any Subsidiary has any payment obligation other than fixed premiums or other fixed charges;

(ii) Swap Agreements in respect of commodities (A) with an Approved Counterparty, (B) which have a term not greater than five (5) years and (C) the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements, and after taking into account any notional volumes of natural gas and natural gas liquids that have been hedged on a BOE basis) do not exceed, as of the date such Swap Agreement is executed and at any time thereafter (such notional volumes to be based upon the projections contained in the then-most recently delivered Reserve Report), 90% of the reasonably anticipated projected production of crude oil, natural gas and natural gas liquids from the Oil and Gas Properties of the Loan Parties constituting Proved Reserves for each month during the period;

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(iii) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

(b) (i) In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than under the Security Instruments), (ii) Swap Agreements shall only be entered into in the ordinary course of business (and not for speculative purposes), and (iii) no Swap Agreement in respect of commodities shall be terminated, unwound, cancelled or otherwise disposed of except to the extent that upon such disposition Borrower makes any required corresponding prepayment under Section 3.04(c)(iii).

(c) If due to changes in Borrower’s or any Subsidiary’s reasonably anticipated production (whether due to revised estimates of production, sales of Oil and Gas Properties, or othewise), the commodity hedges under any Swap Agreements of the Loan Parties have net aggregate notional volumes that exceed, as of any date, one hundred percent (100%) of the reasonably anticipated production (as so revised) for any calendar month, the Loan Parties shall, within fifteen (15) days (unless waived in writing by Administrative Agent), unwind, terminate or transfer commodity hedges to the extent required to reduce the net aggregate notional volumes hedged to no greater than one hundred percent (100%) of the reasonably anticipated production (as so revised) for such month.

Section 9.18 Amendments to Organizational Documents and Material Contracts. The Borrower shall not, and shall not permit any other Loan Party to, (a) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents in any material respect that could reasonably be expected to be adverse to the interests of the Administrative Agent or the Lenders without the consent of the Administrative Agent (not to be unreasonably withheld or delayed), other than amendments that delete or reduce any fees payable by any Loan Party to a Person other than the Administrative Agent or any Lender, or (b) (A) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any agreement to which it is a party, (B) terminate, replace or assign any of the Loan Party’s interests in any agreement or (C) permit any agreement not to be in full force and effect and binding upon and enforceable against the parties thereto, in each case if such occurrence could be reasonably expected to result in a Material Adverse Effect.

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Section 9.19 Changes in Fiscal Periods. The Borrower shall not, and shall not permit any other Loan Party to have its fiscal year end on a date other than December 31 or change its method of determining fiscal quarters.

Section 9.20 No Subsidiaries. The Borrower shall not permit, and shall not permit the other Loan Parties to own or create directly or indirectly any Subsidiaries other than any Subsidiary formed after the Effective Date that joins this Agreement as a Guarantor in accordance with Section 8.14(b).

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, to the extent that any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) shall prove to have been incorrect in any respect when made or deemed made);

(d) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(a), (b) or (c), Section 8.02, Section 8.03, (solely with respect to maintenance and existence) Section 8.14(b), Section 8.15, Section 8.17(b) and (c) (solely to the extent relating to any deposit account or securities account opened with depository banks or securities intermediaries other than the Administrative Agent and its Affiliates), Section 8.19 or in ARTICLE IX;

(e) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such default;

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(f) the Borrower or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any grace periods applicable thereto;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any other Loan Party to make an offer in respect thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party, or its or their debts, or of a substantial part of its or their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its or their assets, (iv) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing; or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment;

(k) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Loan Party thereto or shall be repudiated by any of them or cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any other Loan Party or any of their Affiliates shall so state in writing;

(l) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; and

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(m) a Change in Control shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default (other than one described in Section 10.01(h) or Section 10.01(i)), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Majority Lenders or shall at the request of the Majority Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) by written notice to the Borrower, declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand (other than written notice), protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the other Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically and immediately become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by each Loan Party.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans and Secured Obligations referred to in clause (y) of the definition of Secured Obligations in respect of Secured Cash Management Agreements and Secured Swap Agreements;

(v) fifth, pro rata to any other Secured Obligations;

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(vi) sixth, to serve as Cash Collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii) seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause fourth above).

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 11.06(b), the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

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(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties);

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (A) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (B) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 12.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof.

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(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility evidenced hereby as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 11.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

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(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 11.07 Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower, or any Subsidiary of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent nor any Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Winstead PC is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

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Section 11.08 No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. The Lenders and the Issuing Bank, and by accepting the benefits of the Collateral, each Secured Swap Provider and each Secured Cash Management Provider, each authorize the Administrative Agent to execute and deliver to the Loan Parties, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents as reasonably requested by such Loan Party in connection with any disposition of Property to the extent such disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.10.

Section 11.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

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(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.12 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

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(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments ) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i) Subject to Section 11.12 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

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(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 11.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

Section 11.13 Credit Bidding. The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.02 of this Agreement), (iii) Administrative Agent shall be authorized to assign the relevant Secured Obligations of the Secured Parties to be credit bid to any such acquisition vehicle on a pro rata basis, as a result of which each of the Secured Parties shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

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ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to it at 575 N. Dairy Ashford, Ste 210, Houston, Texas 77079, Attention: J. Douglas Schick;

(ii) if to the Administrative Agent or Citibank as the Issuing Bank, to it at 2700 Post Oak Blvd, 5th Floor, Houston, TX, 77056, Attention of Tommy Skipper; and

(iii) if to any other Lender or Issuing Bank, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

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(e) Public Information. The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 12.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, each other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.02 for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each Issuing Bank from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 4.01(c)) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Majority Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 10.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 4.01(c), any Lender may, with the consent of the Majority Lenders, enforce any rights or remedies available to it and as authorized by the Majority Lenders.

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(b) Neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and/or the other applicable Loan Parties and the Majority Lenders or by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) extend or increase the Commitment, Elected Commitment or Maximum Credit Amount of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article VI or the waiver of any Default shall not constitute an extension or increase of any Commitment, Elected Commitment or Maximum Credit Amount of any Lender), (ii) except as otherwise provided in Section 2.07, increase the Borrowing Base without the written consent of each non-Defaulting Lender, or decrease or maintain the Borrowing Base without the consent of the Required Lenders (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal of, or rate of interest specified herein on, any Loan or any LC Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby, (iv) postpone any date scheduled for any payment of principal of, or interest on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date or the Termination Date, without the written consent of each Lender directly and adversely affected thereby, (v) (A) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, or (B) subordinate any of the Secured Obligations owed to the Lenders in right of payment or otherwise adversely affect the priority of payment of any of such Secured Obligations to any other Debt for borrowed money incurred by any Loan Party, in each case, without the written consent of each Lender, (vi) waive or amend Section 3.04(c) or Section 6.01 without the written consent of each Lender directly and adversely affected thereby (other than any Defaulting Lender), (vii) release any Guarantor (except as set forth in Section 11.10 or the Guaranty Agreement), subordinate or release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentages set forth in Section 8.14(a), without the written consent of each Lender (other than any Defaulting Lender), (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); or (ix) waive or amend Section 10.02(c) (or amend any of the defined terms in such Section if the result would be to alter the priority of payments in respects of distributions in respect of Collateral) or Section 12.15 without the consent of each Person to whom a Secured Obligation is owed; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or Issuing Bank, as the case may be. Notwithstanding anything herein to the contrary, (w) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (i) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (ii) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender, (x) any supplement to any Schedule shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, and (y) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

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Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates and to the extent necessary as determined by the Administrative Agent, other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent, any other Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any other Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY OUTSIDE COUNSEL for ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY SUBSIDIARY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER OR ANY SUBSIDIARY BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO (X) HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RELATE TO TAXES, WHICH SHALL BE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 5.03.

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(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Agent, any Arranger or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, such Agent, such Arranger or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Agent, such Arranger or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower (on behalf of itself and the other Indemnitees on the one hand and the Administrative Agent (on behalf of itself and the other Indemnitees) on the other agree that neither shall assert, and each hereby waives, any claim against the other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, provided that nothing contained in this Section 12.03(d) shall limit the indemnity and reimbursement obligations otherwise set forth in Section 12.03.

(e) All amounts due under this Section 12.03 shall be payable not later than 10 days after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required if (1) an Event of Default has occurred and is continuing or (2) at any other time, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent with five (5) Business Days after having received written notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(C) each Issuing Bank, provided that no consent of any Issuing Bank shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) the assignee must not be a natural person, a Defaulting Lender or an Affiliate or Subsidiary of the Borrower; and

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(F) the Applicable Percentage of Maximum Credit Amount and Elected Commitment assigned are equal.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the Assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vi) Notwithstanding the foregoing, no assignment or participation shall be made to any Loan Party or any Affiliate of a Loan Party.

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(c) (i) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, Issuing Bank or any other Person, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) the selling Lender shall maintain the Participant Register. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(g) as though it were a Lender (it being understood the documentation required under Section 5.03(g) shall be provided only to the selling Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

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Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or other Secured Obligations are outstanding and so long as the Commitments have not expired or been terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

(d) The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Bank, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.05 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 12.09 GOVERNING LAW; JURISDICTION; ETC..

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Jurisdiction. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY, AND THE COURTS OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK OR TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THIS SUBMISSION TO JURISDICTION IS EXCLUSIVE AND NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANOTHER PARTY IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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Section 12.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 12.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any Swap Agreement or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility evidenced hereby or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility evidenced hereby; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.12, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 12.12. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section 12.12, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

AMENDED AND RESTATED CREDIT AGREEMENT - Page 121

Section 12.13 USA Patriot Act Notice. Each Lender subject to the PATRIOT Act hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

Section 12.14 Interest Rate Limitation. It is the intention of the parties hereto that each Lender and each Issuing Bank shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender or any Issuing Bank under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender or such Issuing Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender or such Issuing Bank under any of the Loan Documents or agreements or otherwise in connection with the Loans or Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender or such Issuing Bank to the Borrower); and (b) in the event that the maturity of the Loans or Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender or any Issuing Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender or such Issuing Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender or such Issuing Bank on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender or such Issuing Bank, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender or any Issuing Bank on any date shall be computed at the Highest Lawful Rate applicable to such Lender or such Issuing Bank pursuant to this Section 12.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender or such Issuing Bank would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender or such Issuing Bank, then the amount of interest payable to such Lender or such Issuing Bank in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender or such Issuing Bank until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender or such Issuing Bank if the total amount of interest had been computed without giving effect to this Section 12.14.

Section 12.15 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to the Secured Swap Providers in respect of the Secured Swap Agreements as set forth herein. Except as set forth in Section 12.02(b)(ix), no Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

AMENDED AND RESTATED CREDIT AGREEMENT - Page 122

Section 12.16 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and any Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any other Loan Party of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, Issuing Bank or Lender for any reason whatsoever. There are no third party beneficiaries.

Section 12.17 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Arranger, the Administrative Agent, any Issuing Bank or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, the Administrative Agent, any Issuing Bank or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arranger, the Administrative Agent, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arranger, the Administrative Agent, the Issuing Banks and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arranger, the Administrative Agent, the Issuing Banks and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Arranger, the Administrative Agent, the Issuing Banks and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger, the Administrative Agent, the Issuing Banks and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arranger, the Administrative Agent, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Arranger, the Administrative Agent, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

AMENDED AND RESTATED CREDIT AGREEMENT - Page 123

Section 12.18 Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document.

Section 12.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.21 Amendment and Restatement. This Agreement is an amendment and restatement of the Existing Credit Agreement and shall amend and restate, supersede, and replace the Existing Credit Agreement. All outstanding obligations under the Existing Credit Agreement on the Effective Date (and which have not been repaid on the Effective Date) shall continue to remain outstanding under this Agreement as further set forth herein. It is the intent of the parties hereto that this Agreement not constitute an extinguishment or novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder. To the extent not amended and restated as of the Effective Date, the Loan Documents executed in connection with the Existing Credit Agreement and in effect prior to the Effective Date (the “Existing Loan Documents”) shall continue in full force and effect, are hereby ratified, reaffirmed and confirmed in all respects, and shall, for the avoidance of doubt, constitute “Loan Documents” under this Agreement. The terms of the Loan Documents that correspond to the Existing Loan Documents that have been amended and restated as of the Effective Date shall govern for any period occurring on or after the Effective Date, and the terms of such Existing Loan Documents prior to their amendment and restatement shall govern for any period beginning before the Effective Date and ending on the day immediately preceding the Effective Date. In furtherance of the foregoing, (i) each reference in any Loan Document to the “Credit Agreement”, any other Loan Document that is being amended and restated as of the Effective Date, “thereunder”, “thereof” or words of like import, is hereby amended, mutatis mutandis, as applicable in the context, to be a reference to, and shall thereafter mean, this Agreement or such other amended and restated Loan Document, as applicable in the context (as each may be amended, modified or supplemented and in effect from time to time) and (ii) the definition of any term defined in any Loan Document by reference to the terms defined in the “Credit Agreement” or any other Loan Document that is being amended and restated as of the Effective Date is hereby amended to be defined by reference to the defined term in this Agreement or such other amended and restated Loan Document, as applicable (as each may be amended, modified or supplemented and in effect from time to time).

[Signature pages follow.]

AMENDED AND RESTATED CREDIT AGREEMENT - Page 124

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER: PEDEVCO CORP.

By:	/s/ J. Douglas Schick
Name:	J. Douglas Schick
Title:	President

AMENDED AND RESTATED CREDIT AGREEMENT - Signature Page

ADMINISTRATIVE AGENT: CITIBANK, N.A., as Administrative Agent

By:	/s/ Thomas Skipper
Name:	Thomas Skipper
Title:	Director

LENDERS: CITIBANK, N.A., as a Lender

By:	/s/ Thomas Skipper
Name:	Thomas Skipper
Title:	Director

AMENDED AND RESTATED CREDIT AGREEMENT - Signature Page

LENDERS: FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas Kleiderer
Name:	Thomas Kleiderer
Title:	Managing Director

AMENDED AND RESTATED CREDIT AGREEMENT - Signature Page

LENDERS: ZIONS BANCORPORATION, N.A. DBA AMEGY BANK, as a Lender

By:	/s/ Cameron Burns
Name:	Cameron Burns
Title:	Vice President

AMENDED AND RESTATED CREDIT AGREEMENT - Signature Page

LENDERS: MIDFIRST BANK, as a Lender

By:	/s/ Morgan Henry
Name:	Morgan Henry
Title:	SVP

AMENDED AND RESTATED CREDIT AGREEMENT - Signature Page

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS AND ELECTED COMMITMENTS

Annex I - Page 1

EXHIBIT A

[FORM OF] NOTE

Exhibit A - Page 1

EXHIBIT B

[FORM OF] BORROWING REQUEST

Exhibit B - Page 1

EXHIBIT C

[FORM OF] INTEREST ELECTION REQUEST

Exhibit C - Page 2

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

Exhibit D - Page 1

EXHIBIT E

[FORM OF] SOLVENCY CERTIFICATE

Exhibit E - Page 1

EXHIBIT F

SECURITY INSTRUMENTS

Exhibit F - Page 1

EXHIBIT G

[FORM OF] ASSIGNMENT AND ASSUMPTION

Exhibit G - Page 1

EXHIBIT H-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(NON-U.S. LENDERS; NON-PARTNERSHIPS)

Exhibit H - Page 1

EXHIBIT H-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN PARTICIPANTS; NON PARTNERSHIPS)

Exhibit H - Page 2

EXHIBIT H-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN PARTICIPANTS; PARTNERSHIPS)

Exhibit H - Page 3

EXHIBIT H-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(NON-U.S. LENDERS; PARTNERSHIPS)

Exhibit H - Page 4

EXHIBIT I

[FORM OF] ELECTED COMMITMENT INCREASE CERTIFICATE

Exhibit I - Page 1

EXHIBIT J

[FORM OF] ADDITIONAL LENDER CERTIFICATE

Exhibit J - Page 1